EXHIBIT 11

                 Statement of Computation of Per Share Earnings

Set forth below is the bases for the computation of earnings per share for the periods shown.



        Earnings (loss) Per          Three Months Ended                 Six Months Ended
         Common Share                      June 30                           June 30
                                     2002            2001                2002            2001

              Basic                $  (0.17)       $  (0.31)          $  (0.39)       $  (0.60)

              Average Shares        822,250         822,250            822,250         822,250
              Outstanding

              Diluted              $  (0.17)       $  (0.31)          $  (0.39)       $  (0.60)

              Average Shares        822,250         822,250            822,250         822,250
              Outstanding

